THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF HELPFUL ALLIANCE COMPANY

Helpful Alliance Company (the “Corporation”), a for-profit corporation duly organized and existing under the Title XXXVI Chapter 607 Florida Business Corporation Act (the “Florida Law”), hereby certifies that:

FIRST. The name of the Corporation amending and restating its articles is Helpful Alliance Company.

SECOND. By filing these Third Amended and Restated Articles of Incorporation (“Restated Articles”) the Corporation hereby amends and restated its current Articles of Incorporation in effect from July 1, 2014, with all applicable amendments thereafter.

THIRD. The Articles of Incorporation of the Corporation are hereby being amended and restated in accordance with Sections §607.0202, §607.1002, §607.1001, §607.1006, §607.1007 and of Florida Business Corporation Act. All amendments to the Articles of Incorporation reflected herein (this “Restated Articles”) are being amended and restated by the majority of incorporators of the Corporation in accordance with Section 607.1005 of Florida Law. The Articles of Incorporation of the Corporation shall be amended and restated to read in full as follows:

ARTICLE I. NAME

The name of the corporation is Helpful Alliance Company.

ARTICLE II. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act (the “Florida Business Law”). The Corporation shall have the rights and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business purposes of the Corporation including, but not limited to, effecting an acquisition, merger, capital stock exchange, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

ARTICLE III. PRINCIPAL ADDRESS AND REGISTERED AGENT

The principal address of the Corporation in the State of Florida is its current business address 700 W. Hillsboro Blvd., Suite 1-100, Deerfield Beach, FL 33441. The principal address of the Corporation may be changed, from time to time, as determined by the Company’s Board of Directors.

The address of the registered office of the Corporation in the State of Florida is with the principal address of the Corporation’s registered agent at 150 SE 2-nd Avenue, Suite 1010, Miami, FL 33131, and the name of the Corporation’s registered agent at such address is law firm of Finley & Bologna International P.A.

ARTICLE IV. CAPITALIZATION

Section 4.1. Authorized Capital Stock

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 250,000,000 shares, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”); 200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”); and 40,000,000 shares of Series-X Common stock, par value of $0.001 (the “Series-X Common Stock”).

Section 4.2. Preferred Stock

The Corporation’s Board of Directors (the “Board”) is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designations (“Preferred Stock Designation”) filed pursuant to the Florida Law, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock

(a) Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or these Restated Articles (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or by these Articles (including any Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to these Restated Articles (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or ‘more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles (including any Preferred Stock Designation).

(b) Dividend Rights. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation Rights. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4 Series-X Common Stock

(a) Voting Right. The holders of shares of Series-X Common Stock shall have no voting rights on any matters submitted to a stockholder vote, unless they convert their Series-X Common stock into the shares of Common stock as permitted by the Corporation’s Board of Directors.

(b) Dividend Rights. The holders of shares of Series-X Common stock shall have no right to receive any dividends, unless they convert their Series-X Common stock into the shares of Common stock as permitted by the Corporation’s Board of Directors.

(c) Liquidation Rights. The holders of shares of Series-X Common stock shall have no right to receive any distribution from the assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless they convert their Series-X Common stock into the shares of Common stock as permitted by the Corporation’s Board of Directors.

(d) Registration Rights. The holders of shares of Series-X Common stock shall have no right to be registered with the SEC for trading on over-the-counter market, unless they convert their Series-X Common stock into the shares of Common stock as permitted by the Corporation’s Board of Directors.

(e) Conversion Rights. The holders of shares of Series-X Common stock shall have the right to convert each issued and outstanding share of Series-X Common stock into one fully paid share of Common stock, from time to time, as permitted by the Corporation’s Board of Directors.

Section 4.5 Rights and Options

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V. BOARD OF DIRECTORS

Section 5.1 Board Powers

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred by the Florida Law or by these Restated Articles or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 5.2 Number, Election and Term

(a) The number of Directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be stated in the Corporation’s Bylaws, provided, however, that such number shall be not less than 3 members.

(b) The Board shall be divided into three classes and designated Class I and Class II and Class III. The Board is authorized to assign members of the Board already in office to any class of Directors at the Board’s discretion.

The term of Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of these Restated Articles.

The term of Class II Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of these Restated Articles.

The term of the Class III Directors shall expire at the fifth annual meeting of the stockholders of the Corporation following the effectiveness of these Restated Articles.

At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of these Restated Articles, successors to the class of directors whose term expires at that annual meeting may be elected for a new term. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies

Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal

Any director may be removed by the shareholders only with good cause and in accordance with the applicable provisions of the Corporation’s Bylaws. A director may resign from a directorship voluntarily by filing a notice of resignation in accordance with Florida Business Law.

Section 5.5 Preferred Stock Directors

Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in these Restated Articles (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by these Restated Articles, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VII. MEETINGS OF STOCKHOLDERS AND ACTIONS BY WRITTEN CONSENT

Section 7.1 Meetings

(a) Annual meetings of the shareholders shall be called by the Board of Directors during the month of January of each consecutive fiscal year of the Corporation.

(b) Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Directors or by any other person or persons authorized to do so in the Corporation’s Bylaws. Notwithstanding any other provision in these Amended and Restated Articles of Incorporation or the Corporation’s Bylaws, a special meeting of the shareholders may be called by the shareholders only if the holders of at least twenty percent of all the votes to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent

Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders, or, if such meeting is not called (subject to the Board’s decision by a majority vote not to call a meeting) may be effected by a written consent of the stockholders. If the right to approve an action by written consent is exercised, such written consent shall be effectuated only by the affirmative vote of the holders of at least fifty-one percent (51%) of all then outstanding and voting shares of Common Stock.

ARTICLE VIII. LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Florida Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (“indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise.

The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, these Restated Articles, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of these Restated Articles inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(f) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX. BUSINESS COMBINATIONS

Section 9.1 Issuance of Shares or Debt Securities

The Corporation may issue any additional shares of capital stock of the Corporation or any debt securities in connection to any Business Combination.

Section 9.2 Transactions with Affiliates

(a) In the event the Corporation enters into an agreement with respect to a Business Combination with a business that is affiliated with founders or initial stockholders of the Corporation or the directors or officers of the Corporation, then a committee of directors of the Corporation who do not have an interest in the transaction shall, at sole option and discretion of such a committee, obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Common Stockholders of the Corporation from a financial point of view.

(b) Prior to the consummation of any Business Combination with any affiliate of the Corporation, such transaction must be approved by a majority of the members of the Board who do not have an interest in the transaction, and such directors shall obtain an opinion, at the Corporation’s expense, from the Corporation’s attorney(s) or independent legal counsel(s) in respect to the transaction, and must determine by the affirmative vote of the majority of directors who do not have an interest in the transaction that the terms of such transaction are no less favorable to the Corporation than those that would be available to the Corporation with respect to such a transaction from unaffiliated third parties.

ARTICLE X. CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have currently or in the future.

ARTICLE XI. FUTURE AMENDMENTS TO ARTICLES OF INCORPORATION

The Corporation may amend these Restated Articles by obtaining written approval from each voting group of shareholders entitled to vote thereon by a simple majority of all the votes entitled to be cast by that voting group at any regular meeting or special meeting duly called for that purpose in the manner prescribed by its Bylaws, provided, however, that Article XI may not be repealed or amended in any respect unless such action is approved by at least eighty percent (80%) vote of the outstanding Voting Stock beneficially owned by shareholders, and provided further, that the Board of Directors may, without shareholder approval, amend these Articles (i) to the extent permitted under the Florida Business Corporation Act or (ii) as necessary to designate the preferences, limitations, and relative rights of a class or series of shares of the Corporation prior to issuance of any shares in that class or series.

The Corporation specifically reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles (including any Preferred Stock Designation), in the manner now or hereafter prescribed herein and the Florida Law; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to these Restated Articles in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX hereof may be amended only as provided therein.

IN WITNESS WHEREOF, these First Amended and Restated Articles of Incorporation have been executed on behalf of the Corporation by its President, entering into effect on December 30, 2014.

HELPFUL ALLIANCE COMPANY

By:	/s/ Sergey Gurin
Name:	Sergey Gurin, President